EXHIBIT 99.1

Bay Bank Appoints Edward Schneider Executive Vice President, Chief Financial Officer

LUTHERVILLE, Md., May 15, 2013 (GLOBE NEWSWIRE) -- Bay Bank solidified its executive management team by announcing the appointment of Edward Schneider as Executive Vice President, Chief Financial Officer. In this role, Schneider will provide strategic growth planning and operational direction, as well as manage the fiscal operations and functions of the Bank's Accounting & Finance Department.

During his 27-year financial industry career, Schneider has held positions as Corporate Controller at First Fidelity Bancorporation, Head of Corporate Regulatory Compliance at Citigroup, Controller and Chief Accounting Officer at CitiFinancial and most recently, Chief Financial Officer & Treasurer at Annapolis Bancorp (BankAnnapolis). He was instrumental in the completion of the April 2013 sale of BankAnnapolis to First National Bank of Hermitage, Pennsylvania.

"I am pleased to welcome Ed to Bay Bank and our executive management team. He brings a wealth of financial industry experience and a keen knowledge and understanding of mergers and acquisitions," said Kevin B. Cashen, President and Chief Executive Officer. "As we expand our market presence, Ed's fiduciary skills and proven track record will be an asset for our strategic growth initiatives," continued Cashen.

Schneider received his Bachelor of Science degree from Allegheny College and his MBA from Rutgers University. He resides in Lutherville, MD with his wife.

About Bay Bank/Carrollton Bancorp

Bay Bank, FSB is headquartered in Lutherville, Maryland and is focused on providing superior customer service to the local communities in our market. Bay Bank serves the community with a network of 12 branches strategically located throughout the region. Bay Bank serves local consumers, small and medium size businesses, professionals and other valued customers by offering a broad suite of products and services, including on-line services, commercial banking, cash management, mortgage lending, retail banking and wealth management. A community oriented bank, at March 31, 2013 (pre-merger), it had total assets of $130 million. As of the merger, the combined bank has total assets of approximately $480 million. Carrollton Bancorp is the parent company for Bay Bank, FSB. Carrollton Bancorp's common stock is listed on the NASDAQ Capital Market under the ticker symbol "CRRB". Investor information is available on Bay Bank's website at www.baybankmd.com.

CONTACT: Kevin B. Cashen, President & CEO
         Bay Bank, FSB
         (410) 427-3707
         kcashen@baybankmd.com